Exhibit 4.5.3

AMENDMENT NO. 3

TO

RPM INTERNATIONAL INC.

UNION 401(k) TRUST AND PLAN

This Amendment No. 3 is executed as of the date set forth below by RPM International Inc. (hereinafter called the “Company”);

WITNESSETH:

WHEREAS, effective January 1, 2014, the Company amended and restated the RPM International Inc. Union 401(k) Trust and Plan (hereinafter called the “Trust and Plan”); and

WHEREAS, the Trust and Plan have been amended subsequently; and WHEREAS, the Company desires to amend the Trust and Plan to reflect the changes to the hardship withdrawal provisions that were included in the Bipartisan Budget Act of 2018; and

WHEREAS, the Company reserved the right to amend the Trust and Plan pursuant to Section 21.1 thereof;

NOW, THEREFORE, pursuant to Section 21.1 of the Trust and Plan and effective as of the dates set forth below, the Company hereby amends the Trust and Plan, effective January 1, 2019 as follows:

1.	Section 4.9 is hereby deleted in its entirety.

2.	Section 9.3 is hereby deleted in its entirety and replaced with the following:

“9.3 Determination of An Amount Necessary to Satisfy Hardship.

A distribution will be deemed necessary to satisfy a Hardship of a Participant only if the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from such distribution;

In addition, in determining whether a distribution is necessary to satisfy a Hardship, the Administrator and the Participating Companies may reasonably rely upon a Participant’s representation that the need cannot be satisfied from other resources available to him or her unless any Participating Company has actual knowledge to the contrary, that the need cannot be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of assets, by cessation of Elective Contributions under the Trust and Plan, by other currently available distributions and nontaxable loans under plans of the Participating Companies or any other employer or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.”

3. Effective January 1, 2019, Subsection 9.4(b) is hereby deleted in its entirety and replaced with the following:

“(b) the aggregate of the amounts credited to his 401(k) Account plus earnings thereon, if any, on all such contributions; plus”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this Amendment No. 3 this 27th day of December, 2018.

RPM INTERNATIONAL INC.

By:	/s/ Janeen Kastner

Its:	VP-Corporate Benefits & Risk Management

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